Exhibit No. 99.1

COPsync Announces First Quarter 2013 Financial Results

Records 55% Revenue Increase; Foresees Being Cash Flow Positive in 2013

DALLAS May 23, 2013 – COPsync, Inc. (OTCQB: COYN), which operates the nation’s largest law enforcement real-time, in-car information sharing, communication and data interoperability network, announces unaudited financial results for the quarterly period ended March 31, 2013.

Q1 2013 Financial Highlights**

•	The Company reported total revenues of $1,151,000 for Q1 compared to $742,000 for the same period in 2012 for a year-over-year increase of 55%.

•	Revenues for recurring, software subscription fees were $381,000 for Q1 compared to $305,000 for the same period in 2012 for a year-over-year increase of 25%.

•	Total operating expenses were $1,133,000 for Q1 compared to $1,007,000 for the same period in 2012 for a year-over-year increase of 13%.

•	The Company reported a GAAP net loss of $755,000 ($0.00 per share) for Q1 compared to a net loss of $961,000 ($0.01 per share) for the same period in 2012.

•	Net cash consumed by operating activities in Q1 was only $28,000.

** For more information, see the Company’s recent Form 10-Q filing with the SEC.

“The Company is growing at a robust pace, as evidenced by the 55% year-over-year revenue increase,” said Ronald A. Woessner, COPsync’s chief executive officer.  “Moreover, our year-to-date contract bookings for new business are already 116% of the $2,855,000 of new business contract bookings achieved for the entirety of 2012.  We also anticipate the Company will be cash flow positive later this year as our sales continue to increase and we start to see the effects of cost reduction measures implemented earlier this year.”

About COPsync

The COPsync Network is the largest law enforcement real-time, in-car information sharing, communication and data interoperability network in the U.S. The COPsync system through its COPsync911 module enables campuses, government buildings and businesses to automatically and silently send emergency alerts directly to patrol officers in their vehicles in the event of a crisis situation. The COPsync system enables officers to report and share actionable mission-critical data in real-time and collect for outstanding misdemeanor warrants in real-time at the point of incident. Officers are also able to obtain instant access to local, state and federal law enforcement databases.  The COPsync system also eliminates manual processes and increases officer productivity by enabling officers to electronically write tickets, accident reports, DUI forms, arrest forms and incident and offense reports. Use of the COPsync system saves lives, reduces unsolved crimes and assists in apprehending criminals and interdicting criminal behavior -- through such features as a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as school crisis situations, child abductions, bank robberies and police pursuits.  The Company also sells VidTac,® an in-vehicle, software-driven video system for law enforcement. For more information, visit www.copsync.com and www.copsync911.com.

Contact:

COPsync, Inc.

Ronald A. Woessner
Investor Relations Department
972-865-6192
invest@copsync.com